Exhibit 99.1

Monroe Capital Corporation Announces Pricing of Registered Direct Offering of $40 Million 5.75% Notes Due 2023

CHICAGO, Ill. – March 20, 2019 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) announced today that it has priced a registered direct offering of $40.0 million in aggregate principal amount of its 5.75% Notes due 2023 (the “Notes”), which will result in net proceeds to the Company of approximately $38.7 million based on a public offering price of 99% of the aggregate principal amount of the Notes, after deducting payment of placement agent fees and estimated offering expenses payable by the Company.

The Notes are a further issuance of notes initially issued by the Company on September 12, 2018 (the “2023 Notes”). The Notes mature on October 31, 2023, and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after October 31, 2020. The Notes will bear interest at a rate of 5.75% per year, payable quarterly on January 31, April 30, July 31 and October 31 of each year, beginning on April 30, 2019.

The 2023 Notes are listed and trade on The Nasdaq Global Select Market under the trading symbol “MRCCL.” We intend to list the Notes under the same trading symbol.

The Company intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility, invest in portfolio companies in accordance with its investment objectives and for general corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as placement agent for the offering.

The prospectus supplement dated March 20, 2019, and the accompanying prospectus dated June 1, 2018, each of which has been filed with the U.S. Securities and Exchange Commission, contain a description of these matters and other important information about the Company and should be read carefully before investing.

A shelf registration statement relating to these securities is on file with and has been declared effective by the U.S. Securities and Exchange Commission. The offering was made only by means of a prospectus and a related prospectus supplement.

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2018 Best US Direct Lending Fund; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; Global M&A Network as the 2018 Small Middle Markets Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com